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                         CERTIFICATE OF INCORPORATION

                                      OF

                            KII ACQUISITION CORP.

FIRST.            The name of the corporation is KII Acquisition Corp.

SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature or purposes of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation shall have authority to issue 1,000 shares of Common Stock, without par value, and 500 shares of Serial Preferred Stock, without par value but with a stated value of Ten Thousand Dollars ($10,000) per share.

         A.       Serial Preferred Stock

                  The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (1)-(8), of this paragraph A as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any shares of such series.

                  The shares of the Serial Preferred Stock of different series may vary as to:

                           (1) the number of shares constituting such series and
                  the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes;

                           (2) the rate of dividend, the time of payment and, if
                  cumulative, the dates from which dividends shall be cumulative, the extent of participation rights, if any, and the priority in payment of dividends;

                           (3) any right to vote with holders of shares of any
                  other series or class and any right to vote as a class, either generally or as a condition to specified corporate acts;

                           (4) the price at and the terms and conditions on
                  which shares may be redeemed;




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                           (5) the amount payable upon shares and the
                  priority of payment in event of involuntary liquidation;

                           (6) the amount payable upon shares and the
                  priority of payment in event of voluntary liquidation;

                           (7) any sinking fund provisions for the redemption
                  or purchase of shares; and

                           (8) the terms and conditions on which shares may
                  be converted, if the shares of any series are issued with the privilege of conversion.

                  The shares of all series of Serial Preferred Stock shall be identical except as, within the limitations set forth above in this section A, shall have been fixed and determined by the Board of Directors prior to the issuance thereof. Except as specifically set forth in any Certificate of Serial Designation filed with the Secretary of State of the State of Delaware or as required by the Delaware General Corporation Law, none of these shares of any series of Serial Preferred Stock shall have any right to vote on any matters.

         B.     Common Stock.

                  (1) Dividends. When and if declared by the Board of Directors, the holders of the Common Stock shall only be entitled to receive cash dividends and dividends payable in property other than securities of the Corporation at such time as all dividends on the Serial Preferred Stock through the record date of any such Common Stock dividend have been paid in full.

                  (2) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full to the holders of Serial Preferred Stock of their preferred liquidation payments, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation.

                  (3) Voting Rights. Except as may be otherwise required by law or the Certificate of Incorporation of the Corporation, as amended, each share of Common Stock shall have one (1) vote on all matters voted upon by the stockholders.

FIFTH.            The name and mailing address of the sole incorporator is as follows:

                  Halle Fine Terrion            35th Floor, BP America Building

                                                200 Public Square
                                                Cleveland, OH  44114-2302

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         The name and mailing address of the person who is to serve as the director until the first annual meeting of the stockholders or until his successors are elected and qualified, is as follows:

                  William L. Remley             1430 Broadway, 13th Floor
                                                New York, New York 10018

SIXTH.            The corporation is to have perpetual existence.

SEVENTH. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of May, 1997.

                                               /s/ Halle Fine Terrion
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                                               Halle Fine Terrion

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